Exhibit 99.1

IGNYTA PROVIDES REGULATORY UPDATE ON ENTRECTINIB

ROS1 LUNG CANCER DEVELOPMENT PROGRAM

•	FDA written guidance confirms that data from completed and ongoing studies are sufficient for NDA submission in ROS1 fusion-positive non-small cell lung cancer (NSCLC)

•	ROS1 program has achieved enrollment of the registration efficacy data set of over 50 patients (out of over 70 currently enrolled) to support NSCLC new drug application (NDA) submission, planned for 2H 2018

•	Entrectinib ROS1 NSCLC data update to be provided at a medical conference in Q4 2017

September 6, 2017, 8:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced that, based on recent FDA guidance, Ignyta has completed enrollment of the NDA registration efficacy data set of over 50 patients with ROS1 fusion-positive NSCLC for entrectinib, an orally bioavailable, CNS-active, tyrosine kinase inhibitor currently being studied in a registration-enabling Phase 2 clinical trial known as STARTRK-2. In total, Ignyta has treated more than 70 ROS1 fusion-positive NSCLC patients with entrectinib across its ALKA, STARTRK-1, and STARTRK-2 studies. The U.S. Food and Drug Administration’s (FDA) most recent guidance confirmed that these studies will form the basis of a registrational dataset in ROS1 fusion-positive NSCLC; no additional studies were requested by FDA.

“We are grateful that FDA provided clear feedback on the regulatory path for Ignyta’s planned submission for entrectinib for the treatment of patients with ROS1 fusion-positive non-small cell lung cancer,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “With this feedback in hand, we remain on track to submit an NDA filing in the ROS1 NSCLC indication in the second half of 2018, to achieve 12 months of follow-up on all responders in the registrational data set.”

The latest interaction with FDA has clarified the regulatory pathway for entrectinib in ROS1 NSCLC:

•	Written feedback from the FDA confirmed that the NDA submission for ROS1-positive NSCLC will be based on three single arm studies, including two Phase 1 studies, ALKA and STARTRK-1, and the Phase 2 STARTRK-2 basket trial. No additional studies or confirmatory data were requested.

•	Objective response rate (ORR), as assessed by blinded independent central review, was confirmed as the primary endpoint. FDA requested that all responding patients be followed for 12 months to assess durability of response.

•	Entrectinib was intentionally designed to cross the blood-brain barrier and has demonstrated CNS activity. Specific guidance was provided by FDA on inclusion of entrectinib CNS efficacy data in future prescribing information.

Interim data from STARTRK-2 on entrectinib in ROS1 lung cancer were shared in an investor update call in April 2017. An update on these data, including an additional six months of follow-up, will be presented at an upcoming medical conference in the fourth quarter of 2017.

“In our upcoming data presentation, we will further illuminate characteristics of entrectinib that may meaningfully differentiate the therapy in the eyes of prescribers, including duration of response, progression-free survival, CNS activity, and ongoing tolerability, which becomes more critical for patients as duration of response increases,” said Pratik S. Multani, M.D., Chief Medical Officer of Ignyta. “We hope these updated data, along with centrally reviewed response rates, will further enhance the already compelling profile of entrectinib and its potential in ROS1 NSCLC.”

A conference call and webcast is being held on September 6, 2017 at 5:00 a.m. Pacific time (8:00 a.m. Eastern time) to discuss the entrectinib program update. To participate in the conference call, please dial 800-279-9534 (domestic) or 719-457-2602 (international) and provide Conference ID 5626370. A live webcast will be available during the presentation in the Investors section of the company’s website at https://www.ignyta.com/investors/, and will be archived and available at that site for 14 days.

About Ignyta, Inc.

Blazing a New Future for Patients with Cancer™

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of entrectinib, the timing of regulatory submissions and the timing of future data releases. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Contact Information:

Ignyta, Inc.

Jacob Chacko, M.D., 858-255-5959

CFO

jc@ignyta.com